EXHIBIT 99.2
E-MAIL DATED JANUARY 21, 2009
Dear Mr. Donnell:
I nominate the following individuals to serve on the board of directors of Cavalier Homes, Inc.
Curtis D. Hodgson
114 Flying Scot
Lakeway, TX 78734
SSN ****
Kenneth E. Shipley
814 U.S. Hwy 385
Levelland, TX 79336
SSN ****
Michael R. O’Connor
9609 Coneflower Dr. NW
Albuquerque, NM 87114
SSN ****
Let me know if the board would like biographical information on these nominees. Please confirm that these nominees will be included in the corporation’s proxy statement for the 2009 annual meeting.
Thank You.
Curtis D. Hodgson
Shareholder

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